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                                                               Exhibit 3.3

                  TRUST AGREEMENT, dated as of November 12, 1996 between Chase Manhattan Bank USA, N.A., as Seller, Chase Auto Funding Corporation, a Delaware corporation, as general partner (the "General Partner"), and Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as Owner Trustee (the "Owner Trustee"). The Seller, the General Partner and the Owner Trustee hereby agree as follows:

                  1. The trust created hereby shall be known as "Chase Manhattan Auto Owner Trust 1996-C", in which name the Owner Trustee may engage in the transactions contemplated hereby, make and execute contracts, and sue and be sued.

                  2. Each of the Seller and the General Partner hereby assigns, transfers, conveys and sets over to the Owner Trustee the sum of $1. The Owner Trustee hereby acknowledges receipt of such amounts in trust from the Seller and the General Partner, which amounts shall constitute the initial trust estate. The Owner Trustee hereby declares that it will hold the trust estate in trust for the Seller and the General Partner. It is the intention of the parties hereto that the Trust created hereby constitute a business trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del.C. ss.3801 et seq. and that this document constitute the governing instrument of the Trust. The Owner Trustee is hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State in the form attached hereto.

                  3. The Seller, the General Partner and the Owner Trustee will enter into an amended and restated Trust Agreement, satisfactory to each such party, to provide for the contemplated operation of the Trust created hereby. Prior to the execution and delivery of such amended and restated Trust Agreement, the Owner Trustee shall not have any duty or obligation hereunder or with respect to the trust estate, except upon the written direction of the Seller or the General Partner to take such action as determined by the Seller to be necessary to obtain prior to such execution and delivery any licenses, consents or approvals required by applicable law or otherwise.

                  4. This Trust Agreement may be executed in one or more counterparts.

                  5. The Owner Trustee may resign upon thirty days prior notice to the Seller and the General Partner.


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                                       2

                  IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.

                                         CHASE MANHATTAN BANK USA, N.A.,
                                         as Seller

                                          By: /s/ Keith Schuck
                                              -------------------
                                              Name: Keith Schuck
                                              Title: Vice President

                                          CHASE AUTO FUNDING CORPORATION,
                                          as General Partner

                                          By: /s/ Ingrid Grimsley
                                              -----------------------
                                              Name: Ingrid Grimsley
                                              Title: Vice President

                                          WILMINGTON TRUST COMPANY, not in
                                          its individual capacity but
                                          solely as Owner Trustee

                                          By: /s/ Donald G. MacKeican
                                              ---------------------------
                                              Name: Donald G. MacKeican
                                              Title: Assistant Vice President